Exhibit 3.17

CERTIFICATE OF FORMATION

OF

WORLDSPAN VIATOR HOLDINGS, LLC

1.             The name of the limited liability company is Worldspan Viator Holdings, LLC.

2.             The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the corporation’s registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of August, 2000.

/s/ David G. Thunhorst
David G. Thunhorst, Organizer